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                                                               Exhibit (a)(5)(E)

                     [Richards, Layton & Finger Letterhead]

BY HAND DELIVERY

The Honorable Leo E. Strine, Jr.
Court of Chancery
New Castle County Courthouse
500 North King Street
Wilmington, DE  19801

                  RE: IN RE COX COMMUNICATIONS, INC. SHAREHOLDERS' LITIGATION CONSOLIDATED CIVIL ACTION 613-N

Dear Vice Chancellor Strine:

                  I am writing on behalf of the parties to the above-referenced consolidated action to report that they finally have agreed to the terms of the definitive settlement stipulation and the related exhibits. Enclosed for Your Honor's consideration is a copy of the Stipulation of Settlement and accompanying exhibits, together with a separate copy of the proposed Scheduling Order.

                  As reflected in the enclosed Stipulation, the proposed settlement relates to the merger agreement by which Cox Enterprises, Inc. plans to acquire the publicly held shares of Cox Communications, Inc. through a tender offer and second step merger. The tender offer was commenced on November 3, 2004 and a copy of the joint press release announcing the tender offer commencement is enclosed. The tender offer expires on December 2, 2004, unless the offer is extended or withdrawn. Mindful of this Court's preference for prompt consideration of proposed settlements of litigation challenging corporate transactions, the parties contemplate that the Court might wish to schedule a settlement hearing which takes into account the anticipated closing of the tender offer and the consummation of the second step merger. Although the timing of the second step merger depends upon several factors, including the satisfaction of a minority tender condition and the number of shares purchased in the tender offer, CEI anticipates that the merger will be completed as promptly as practicable after the tender offer closes. The Scheduling Order (P.
6) accordingly contemplates a thirty day notice period. CCI anticipates it will take no more than five days to print and mail the settlement notice after Your Honor enters the Scheduling Order.

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The Honorable Leo E. Strine, Jr.
November 10, 2004
Page 2

                  If the form of Scheduling Order is acceptable to the Court, the parties respectfully request that the Court promptly enter the Scheduling Order and advise the parties of the settlement hearing date. As always, if the Court has any questions regarding these matters, counsel are available at the Court's convenience.

                                                     Respectfully submitted,

                                                     /s/ Kevin G. Abrams
                                                     ---------------------------
                                                     Kevin G. Abrams

KGA/abt
enclosures
cc:       Register in Chancery (with enclosures)
          William M. Lafferty, Esq. (with enclosures)
          Michael D. Hays, Esq. (with enclosures)
          Alexander R. Sussman, Esq. (with enclosures)
          Carmella Keener, Esq. (with enclosures)
          Michael Hanrahan, Esq (with enclosures)

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[COX ENTERPRISES, INC.]                     [COX(R) COMMUNICATIONS]

Media     Bob Jimenez - CEI                 Investor Richard Jacobson - CEI
Contacts: (678) 645-0070                    Contact: (678) 645-0111
          bob.jimenez@coxinc.com                     richard.jacobson@coxinc.com

          Bobby Amirshahi - CCI                      Lacey Lewis - CCI
          (404) 843-7872                             (404) 269-7608
          bobby.amirshahi@cox.com                    lacey.lewis@cox.com

     COX ENTERPRISES, INC. AND COX COMMUNICATIONS, INC. COMMENCE PREVIOUSLY
                             ANNOUNCED TENDER OFFER
  PRICE OF $34.75 IN CASH PER SHARE FOR 38% PUBLIC STAKE IN COX COMMUNICATIONS

ATLANTA (November 3, 2004) - Cox Enterprises, Inc. (CEI) and Cox Communications, Inc. (CCI) [NYSE:COX] today commenced their previously announced tender offer for the outstanding CCI shares not already owned by CEI for $34.75 in cash per share. The expiration date for the tender offer is December 2, 2004, unless the offer is extended or withdrawn. On the expiration date and assuming satisfaction or waiver of all conditions to the offer, all validly tendered shares not previously withdrawn will be accepted for purchase by CEI and CCI pursuant to the terms of the offer and paid for promptly. Based upon the unanimous recommendation of a special committee of independent directors, CCI's board has unanimously approved the tender offer and has recommended that the CCI shareholders tender their shares pursuant to the tender offer.

CEI has engaged Wachovia Corporation to act as the Exchange Agent and Depositary in connection with the tender offer. Questions and requests for documentation in connection with the tender offer may be directed to D. F. King & Co., Inc., the information agent for the tender offer, at (800) 549-6697.

This press release is intended for informational purposes only and is not an offer to buy, a solicitation of an offer to sell or a recommendation to sell any shares of CCI Class A common stock. The solicitation of offers to sell CCI shares is made pursuant to a tender offer statement on Schedule TO and an offer to purchase and related materials filed with the Securities and Exchange Commission. CCI shareholders and other interested parties are urged to read the tender offer statement on Schedule TO, the offer to purchase and CCI's solicitation/recommendation statement on Schedule 14D-9 and other relevant documents filed with the SEC by CEI and CCI because they contain important information. CCI shareholders can obtain such documents free of charge at the SEC's web site: www.sec.gov or from CEI at 6205 Peachtree Dunwoody Road,

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Atlanta, GA 30328, Attn: Corporate Communications, or from CCI at 1400 Lake
Hearn Drive NE, Atlanta, GA 30319, Attn: Corporate Communications.

COX ENTERPRISES (www.coxenterprises.com)

Cox Enterprises is one of the nation's leading media companies and providers of automotive services, with 2003 revenues of $10.7 billion and 77,000 employees. Major operating subsidiaries include Cox Communications, Inc. (cable television distribution, telephone, high-speed Internet access and other advanced broadband services); Cox Newspapers, Inc. (newspapers, local and national direct mail advertising and customized newsletters); Cox Television (television and television sales rep firms); Cox Radio, Inc. [NYSE: CXR] (broadcast radio stations and interactive Web sites); and Manheim Auctions, Inc. (vehicle auctions, repair and certification services and web-based technology products). CEI also owns an equity stake in AutoTrader.com, the world's largest and most visited online source of vehicle listings for dealers and consumers.

COX COMMUNICATIONS (www.cox.com)

Cox Communications, Inc., a Fortune 500 company, is a multi-service broadband communications company with approximately 6.6 million total customers, including approximately 6.3 million basic cable subscribers. The nation's third-largest cable television provider, Cox offers both analog cable television under the Cox Cable brand as well as advanced digital video service under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the Cox High Speed Internet brand; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox Media brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.

CAUTIONARY STATEMENT: Statements in this document represent the intentions, plans, expectations and beliefs of CEI and CCI and involve risks and uncertainties that could cause actual events to differ materially from the events described in this document, including risks or uncertainties related to whether the conditions to the tender offer will be satisfied, and if not, whether the tender offer and subsequent merger will be completed, as well as changes in general economic conditions, stock market trading conditions, tax law requirements or government regulation, and changes in the broadband communications industry or the business or prospects of CCI. CEI and CCI wish to caution the reader that these factors, as well as other factors described or to be described in CEI's or CCI's SEC filings with respect to the transaction, are among the factors that could cause actual events or results to differ materially from CEI's or CCI's current expectations described herein.

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